EXHIBIT 23.1

Consent of KPMG LLP

The Board of Trustees
AMLI Residential Properties Trust:

We consent to the incorporation by reference in the registration statement No. 333-123966 on Form S-3 of AMLI Residential Properties Trust of (i) our reports dated March 9, 2005, with respect to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of AMLI Residential Properties Trust and (ii) our report dated March 29, 2005 with respect to the Historical Statement of Revenue in Excess of Certain Expenses of the Lodge on the Parkway for the year ended December 31, 2003, which report appears in the periodic report on Form 8-K dated April 15, 2004 of AMLI Residential Properties Trust. We also consent to the reference to our firm under the heading “Experts” in the registration statement.

Chicago, Illinois
April 18, 2005